Exhibit 99.1

Nabors Announces Fourth Quarter 2021 Results

HAMILTON, Bermuda, February 8, 2022 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported fourth quarter 2021 operating revenues of $544 million, compared to operating revenues of $524 million in the third quarter of 2021. The net loss from continuing operations attributable to Nabors shareholders for the quarter was $114 million, or $14.60 per share. This compares to a loss of $122 million, or $15.79 per share in the prior quarter. Fourth quarter adjusted EBITDA was $132 million compared to $125 million in the third quarter.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “With our fourth quarter financial results, we closed the year 2021 on a high note. Quarterly EBITDA increased by 5% sequentially even including the impact of the significant early termination revenue booked in the third quarter. On a normalized basis, all of our segments had strong growth, with U.S. Drilling, Drilling Solutions and Rig Technologies leading the way.

“Our Lower 48 activity and pricing surged ahead, with leading edge dayrates improving by as much as $4,000 per day toward the end of the fourth quarter. In the quarter, the contribution from our Drilling Solutions segment accounted for 15% of the Company’s total EBITDA. This proportion sets a new record high since the formation of NDS in 2016. When combined with Rig Technologies, these two technology businesses accounted for 18% of our total EBITDA. This contribution demonstrates the scale and market acceptance of our industry-leading innovation. Our International segment added rigs toward the end of the fourth quarter and positioned itself for a strong 2022 as we continue to deploy rigs in Saudi Arabia and Latin America.

“The backdrop for our performance was the constructive commodity price environment in the fourth quarter, with WTI remaining above the $65 mark. Since the fears surrounding the impact of the Omicron variant began to subside in early December, oil prices have increased steadily and have recently exceeded $90. Oilfield activity has strengthened, and in turn, rig dayrates have improved while margins are beginning to widen. Looking through the balance of 2022, we are optimistic that operators will respond to the favorable commodity environment with higher drilling activity.”

Consolidated and Segment Results

The U.S. Drilling segment reported $69.2 million in adjusted EBITDA for the fourth quarter of 2021, an 11% increase from the prior quarter. Nabors’ average Lower 48 rig count, at 75, increased by more than seven rigs, or 11%. Average daily margins in the Lower 48 were $7,161, an increase of $136 from the prior quarter. The U.S. Drilling segment’s rig count currently stands at 90, with 83 rigs working in the Lower 48.

International Drilling adjusted EBITDA decreased sequentially by 4%, to $73.2 million. Excluding the prior quarter’s $8 million gain from early termination revenue, International adjusted EBITDA increased by 7%. Rig count averaged 71 rigs, up four rigs from the third quarter. This improvement was driven primarily by activity increases across markets in Latin America and by the reactivation of temporarily idled rigs in Saudi Arabia. Average margin per day was $13,172, in line with the prior quarter, excluding the impact of the early termination revenue.

In Drilling Solutions, adjusted EBITDA increased by 25% to $19.6 million, driven by growth in the Company’s performance drilling software in the U.S. and casing running services in the international markets. Gross margin for this segment exceeded 50%.

In Rig Technologies, adjusted EBITDA increased to $3.8 million in the fourth quarter, up from $3.0 million in the third quarter. Higher aftermarket revenues were the primary driver of this increase.

Free Cash Flow and Capital Discipline

Free cash flow totaled $50 million in the fourth quarter, despite a surge in revenue toward the end of the fourth quarter that increased accounts receivable significantly. For the full year 2021, the Company generated free cash flow of $312 million.

Capital expenditures were $64 million, including $11 million for the SANAD newbuild rigs. For the full year 2021, capital expenditures totaled $244 million, of which the SANAD newbuilds accounted for $69 million. For the full year 2022, total capital expenditures of approximately $380 million are expected. This amount includes $150 million for SANAD’s newbuild rig program. This amount also includes approximately $230 million supporting Nabors’ existing global operations, and is essentially in line with the expected increase in the number of working rigs.

The Company’s year-end net debt was $2,271 million, a reduction of $32 million in the fourth quarter. For the full year, net debt decreased by $216 million. During the year, SANAD distributed a total of $118 million dollars to its shareholders, $18 million of which was distributed in the fourth quarter.

During the fourth quarter, the Company completed the placement of $700 million of Senior Priority Guaranteed Notes due in 2027. This transaction was followed by the replacement in January of the Company’s Revolving Credit Facility, which was scheduled to mature in 2023, with a new facility maturing in 2026.

Outlook for the First Quarter of 2022

Nabors expects the following quarterly metrics:

U.S. Drilling

o	An increase in average Lower 48 rig count of 9 - 10 rigs over the fourth quarter average
o	Lower 48 daily drilling margin of $7,500 - $7,600, reflecting higher dayrates driven by increasing utilization levels
o	An improvement in average Alaska rig count of approximately one rig over the fourth quarter level, while the quarterly average U.S. Offshore rig count remains in line with the fourth quarter average. The U.S. Offshore business is expected to be impacted by recertification-related downtime on one of the rigs International

o	Average rig count in line with the fourth quarter, with rig additions expected in subsequent quarters of 2022
o	Daily drilling margin of approximately $13,000

Drilling Solutions

o	Adjusted EBITDA approximately equal to the fourth quarter level

Rig Technologies

o	Adjusted EBITDA of breakeven or higher

Capital Expenditures

o	Capital expenditures of $95 million to $100 million, with approximately $35 million for SANAD’s newbuild rigs

William Restrepo, Nabors CFO, stated, “During this last quarter, as has been the case for the last couple of years, Nabors continued to lead the industry in operational performance in the U.S. and internationally. Our daily drilling margins have outperformed in the Lower 48 and our industry leading consolidated EBITDA has continued its steady increase since it bottomed last year. We remain the leader in technology and innovation as measured by our Drilling Solutions margins and customer penetration.

“Our performance in the fourth quarter enabled us to continue generating free cash flow and reducing our net debt. The robust market environment entering 2022 should allow us to make additional progress on our long-term goals as we move through the year.

“The completion of the two recent financing transactions, totaling over a billion dollars, materially reduces our near-term debt maturities and extends our liquidity runway. With the lower amount of debt coming due through 2024, we intend to address those maturities with free cash flow. With the closing of the new credit facility, we have increased our Senior Priority Guaranteed Note capacity to more than $400 million. Together with our Priority Guaranteed Note capacity, we have nearly $1 billion available for future debt refinancing.”

Mr. Petrello added, “We are pleased with our operational and financial accomplishments in the fourth quarter. We made significant improvements in our financial metrics in 2021. These improvements have increased our financial flexibility, and we see a path to further delevering in the future.

“Also during 2021, we made significant progress on our Sustainability goals. We reduced our field-level Lower 48 GHG emissions intensity by 10%, doubling our annual target. For 2022, we are targeting further reductions, as we experience increasing interest from our stakeholders to work with our customers toward net zero emissions. Our safety performance, measured by TRIR, set another all-time record. And we deployed the industry’s first fully-automated land rig, R801, which removes rig staff from harm’s way during drilling operations. The systems and equipment installed on this rig, which can be employed on other Nabors rigs as well as those of third-party contractors, creates a path for existing rigs to benefit from a significant technology upgrade without requiring a newbuild. A further benefit is an expansion in the available talent pool able to work on our rigs.

“Last year we made additional advances in our efforts supporting the energy transition. We completed investments in three geothermal companies, all with potentially disruptive technology. We made headway on our own initiatives in fuel management, energy storage, hydrogen, and carbon capture. And we launched Nabors Energy Transition Corp. (NYSE: NETC), a special purpose acquisition company focused on opportunities in the energy transition, which completed its initial public offering in November.”

Mr. Petrello concluded, “As we look into 2022, we are optimistic that industry fundamentals will improve consistent with a constructive commodity price outlook. Nabors is well positioned to take advantage of an expanding market, with our highly skilled workforce and our unmatched rig fleet. We have the broadest, most impactful portfolio of digital automation technology in the drilling sector. There are tremendous opportunities to apply our core strengths to extend our leadership position in drilling technology, while enabling the responsible production of hydrocarbons. With our own improving financial position and our technology and innovation capabilities, we are ideally placed to generate value across our stakeholder base.”

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With operations in more than 15 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), (gain)/loss on debt buybacks and exchanges, impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments. Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), net debt, and free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and free cash flow to cash flow provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Investor Contacts:  William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2021	2020	2021	2021	2020
Revenues and other income:
Operating revenues	$543,539	$443,396	$524,165	$2,017,548	$2,134,043
Investment income (loss)	156	3,342	200	1,557	1,438
Total revenues and other income	543,695	446,738	524,365	2,019,105	2,135,481

Costs and other deductions:
Direct costs	347,238	274,278	336,538	1,286,896	1,333,072
General and administrative expenses	54,422	53,719	52,897	213,559	203,515
Research and engineering	10,223	7,285	9,498	35,153	33,564
Depreciation and amortization	167,955	208,654	173,375	693,381	853,699
Interest expense	44,570	47,943	42,217	171,476	206,274
Impairments and other charges	1,312	71,328	3,068	66,731	410,631
Other, net	8,858	(151,377)	19,690	39,998	(199,707)
Total costs and other deductions	634,578	511,830	637,283	2,507,194	2,841,048

Income (loss) from continuing operations before income taxes	(90,883)	(65,092)	(112,918)	(488,089)	(705,567)
Income tax expense (benefit)	18,393	38,842	2,784	55,621	57,286

Income (loss) from continuing operations, net of tax	(109,276)	(103,934)	(115,702)	(543,710)	(762,853)
Income (loss) from discontinued operations, net of tax	13	55	(20)	20	7

Net income (loss)	(109,263)	(103,879)	(115,722)	(543,690)	(762,846)
Less: Net (income) loss attributable to noncontrolling interest	(4,414)	(4,358)	(6,778)	(25,582)	(42,795)
Net income (loss) attributable to Nabors	(113,677)	(108,237)	(122,500)	(569,272)	(805,641)
Less: Preferred stock dividend	-	(3,653)	-	(3,653)	(14,611)
Net income (loss) attributable to Nabors common shareholders	$(113,677)	$(111,890)	$(122,500)	$(572,925)	$(820,252)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(113,690)	$(111,945)	$(122,480)	$(572,945)	$(820,259)
Net income (loss) from discontinued operations	13	55	(20)	20	7
Net income (loss) attributable to Nabors common shareholders	$(113,677)	$(111,890)	$(122,500)	$(572,925)	$(820,252)

Earnings (losses) per share:
Basic from continuing operations	$(14.60)	$(16.46)	$(15.79)	$(76.58)	$(118.69)
Basic from discontinued operations	-	0.01	-	-	-
Total Basic	$(14.60)	$(16.45)	$(15.79)	$(76.58)	$(118.69)

Diluted from continuing operations	$(14.60)	$(16.46)	$(15.79)	$(76.58)	$(118.69)
Diluted from discontinued operations	-	0.01	-	-	-
Total Diluted	$(14.60)	$(16.45)	$(15.79)	$(76.58)	$(118.69)

Weighted-average number of common shares outstanding:
Basic	7,950	7,067	7,907	7,605	7,059
Diluted	7,950	7,067	7,907	7,605	7,059

Adjusted EBITDA	$131,656	$108,114	$125,232	$481,940	$563,892

Adjusted operating income (loss)	$(36,299)	$(100,540)	$(48,143)	$(211,441)	$(289,807)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	December 31,
(In thousands)	2021	2021	2020

	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$991,488	$771,884	$481,746
Accounts receivable, net	287,572	282,726	362,977
Assets held for sale	16,561	16,785	16,562
Other current assets	222,188	251,232	270,180
Total current assets	1,517,809	1,322,627	1,131,465
Property, plant and equipment, net	3,332,498	3,443,737	3,985,707
Other long-term assets	675,057	408,462	386,256
Total assets	$5,525,364	$5,174,826	$5,503,428

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$-	$-	$-
Other current liabilities	525,228	516,088	515,469
Total current liabilities	525,228	516,088	515,469
Long-term debt	3,262,795	3,075,520	2,968,701
Other long-term liabilities	343,120	348,542	319,610
Total liabilities	4,131,143	3,940,150	3,803,780

Redeemable noncontrolling interest in subsidiary	675,283	400,853	442,840

Equity:
Shareholders' equity	590,656	709,021	1,151,384
Noncontrolling interest	128,282	124,802	105,424
Total equity	718,938	833,823	1,256,808
Total liabilities and equity	$5,525,364	$5,174,826	$5,503,428

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2021	2020	2021	2021	2020
Operating revenues:
U.S. Drilling	$192,310	$134,129	$173,441	$669,656	$713,057
Canada Drilling	-	14,824	6,034	39,336	54,753
International Drilling	271,069	245,093	270,008	1,043,197	1,131,673
Drilling Solutions	51,776	31,997	45,880	172,473	149,834
Rig Technologies (1)	46,920	27,357	42,053	149,273	131,555
Other reconciling items (2)	(18,536)	(10,004)	(13,251)	(56,387)	(46,829)
Total operating revenues	$543,539	$443,396	$524,165	$2,017,548	$2,134,043

Adjusted EBITDA: (3)
U.S. Drilling	$69,249	$62,162	$62,132	$249,951	$302,150
Canada Drilling	223	3,501	1,607	14,497	13,018
International Drilling	73,168	64,490	76,211	283,312	321,394
Drilling Solutions	19,559	10,262	15,620	59,433	46,241
Rig Technologies (1)	3,842	511	3,005	8,349	1,818
Other reconciling items (4)	(34,385)	(32,812)	(33,343)	(133,601)	(120,729)
Total adjusted EBITDA	$131,656	$108,114	$125,232	$481,940	$563,892

Adjusted operating income (loss): (5)
U.S. Drilling	$(12,587)	$(26,215)	$(19,700)	$(76,492)	$(96,176)
Canada Drilling	223	(2,501)	1,371	2,893	(11,766)
International Drilling	(5,749)	(35,462)	(7,297)	(40,117)	(56,205)
Drilling Solutions	12,930	(2,532)	8,607	32,771	6,167
Rig Technologies (1)	1,493	(2,031)	1,926	158	(13,481)
Other reconciling items (4)	(32,609)	(31,799)	(33,050)	(130,654)	(118,346)
Total adjusted operating income (loss)	$(36,299)	$(100,540)	$(48,143)	$(211,441)	$(289,807)

Rig activity:
Average Rigs Working: (6)
Lower 48	74.7	53.6	67.6	65.6	61.9
Other US	6.0	5.0	5.0	5.3	6.0
U.S. Drilling	80.7	58.6	72.6	70.9	67.9
Canada Drilling	-	9.7	4.1	6.5	9.0
International Drilling	71.4	62.6	67.0	67.9	75.7
Total average rigs working	152.1	130.9	143.7	145.3	152.6

Daily Rig Revenue:
Lower 48	$21,739	$20,949	$21,312	$21,436	$24,212
Other US	77,833	66,841	88,175	81,641	74,264
U.S. Drilling (8)	25,911	24,862	25,940	25,909	28,660
Canada Drilling	-	16,600	16,056	16,693	16,616
International Drilling	41,239	42,551	43,789	42,100	40,827

Daily Rig Margin: (7)
Lower 48	$7,161	$9,541	$7,025	$7,367	$9,872
Other US	47,734	44,811	53,947	50,953	45,642
U.S. Drilling (8)	10,179	12,548	10,272	10,605	13,051
Canada Drilling	-	4,633	5,654	6,927	4,813
International Drilling	13,172	13,486	14,375	13,474	13,454

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(1)	Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)	Represents the elimination of inter-segment transactions related to our Rig Technologies operating segment.

(3)	Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(6)	Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

(7)	Daily rig margin represents operating revenue less operating expenses, divided by the total number of revenue days during the quarter.

(8)	The U.S. Drilling segment includes the Lower 48, Alaska, and Gulf of Mexico operating areas.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2021	2020	2021	2021	2020
Adjusted EBITDA	$131,656	$108,114	$125,232	$481,940	$563,892
Depreciation and amortization	(167,955)	(208,654)	(173,375)	(693,381)	(853,699)
Adjusted operating income (loss)	(36,299)	(100,540)	(48,143)	(211,441)	(289,807)

Investment income (loss)	156	3,342	200	1,557	1,438
Interest expense	(44,570)	(47,943)	(42,217)	(171,476)	(206,274)
Impairments and other charges	(1,312)	(71,328)	(3,068)	(66,731)	(410,631)
Other, net	(8,858)	151,377	(19,690)	(39,998)	199,707
Income (loss) from continuing operations before income taxes	$(90,883)	$(65,092)	$(112,918)	$(488,089)	$(705,567)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
RECONCILIATION OF NET DEBT TO TOTAL DEBT

	December 31,	September 30,	December 31,
(In thousands)	2021	2021	2020
	(Unaudited)
Current portion of debt	$-	$-	$-
Long-term debt	3,262,795	3,075,520	2,968,701
Total Debt	3,262,795	3,075,520	2,968,701
Less: Cash and short-term investments	991,488	771,884	481,746
Net Debt	$2,271,307	$2,303,636	$2,486,955

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
RECONCILIATION OF FREE CASH FLOW TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
(In thousands)	2021	2021	2021
Net cash provided by operating activities	$102,293	$113,280	$428,776
Net cash provided by (used for) investing activities	(52,137)	19,831	(117,225)
Free cash flow	$50,156	$133,111	$311,551

Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of the consolidated Company based on several criteria, including free cash flow, because it believes that these financial measures accurately reflect the Company's ongoing profitability and performance.

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